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                                                                      EXHIBIT 12
                       UNION PACIFIC RESOURCES GROUP INC.

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                     (Amounts in Thousands, Except Ratios)
                                  (Unaudited)


                                                                                        Three Months
                                                                                       Ended March 31,
                                                                                       ---------------
                                                                                   1996              1997
                                                                                   ----              ----
Income before income taxes  . . . . . . . . . . . . . . . . . . . . . . .        $ 86,281          $172,677

Add (deduct) distributions greater (less) than
    income of unconsolidated affiliates   . . . . . . . . . . . . . . . .           2,642            (1,055)

Fixed charges from below  . . . . . . . . . . . . . . . . . . . . . . . .          15,101            12,505

Capitalized interest included in fixed charges  . . . . . . . . . . . . .            (122)             (114)
                                                                                 --------       -----------

         Earnings available for fixed charges . . . . . . . . . . . . . .        $103,902          $184,013
                                                                                 ========          ========


Fixed charges:
    Interest expense, including amortization of debt expense/discount   .        $ 13,038          $ 10,676
    Portion of rentals representing an interest factor  . . . . . . . . .           1,941             1,715
    Interest capitalized  . . . . . . . . . . . . . . . . . . . . . . . .             122               114
                                                                                 --------        ----------

         Total fixed charges  . . . . . . . . . . . . . . . . . . . . . .        $ 15,101          $ 12,505
                                                                                 ========          ========


Ratio of earnings to fixed charges  . . . . . . . . . . . . . . . . . . .             6.9              14.7
                                                                                     ====             =====